Exhibit 99.1

Point Therapeutics Announces Results From Phase 2 Metastatic Melanoma Clinical Program at iSBTc Conference

    BOSTON--(BUSINESS WIRE)--Nov. 11, 2005--Point Therapeutics, Inc. (NASDAQ: POTP) announced results in the company's Phase 2 single-agent study of its oral anti-cancer drug candidate, talabostat, in patients with Stage IV melanoma. These results will be presented in a poster session at the International Society for Biological Therapy of Cancer meeting in Alexandria, VA on Saturday, November 12, 2005. The company's metastatic melanoma clinical program also includes studying talabostat in a Phase 2 trial in combination with cisplatin.
    The single-agent trial included 42 patients with metastatic melanoma, 31 of whom are evaluable for response. Two patients had a response to talabostat as defined by RECIST (a 30% or greater reduction in tumor size) with one of these patients experiencing a complete response, defined as a complete disappearance of the tumor. This patient continues to be a complete responder. The current Kaplan-Meier estimates for single-agent talabostat are 7.1 months for median survival and 1.5 months for median progression-free survival. Additionally, in the single-agent talabostat study, 71% of the patients had visceral brain or bone metastases. Left untreated, their median survival would be expected to be approximately 4.4 months.
    "The results in this trial suggest that talabostat is demonstrating biological and clinical activity in melanoma as a single-agent, which is not often seen in this disease. The convenience of oral dosing is also attractive," said Dr. Thomas Gajewski, a lead investigator in the study at the University of Chicago Medical Center and a member of Point's Clinical Advisory Board.
    "We are pleased with the median survival and median progression-free survival results we have seen in our metastatic melanoma program because we expect these would be the registration endpoints if we determine to pursue a Phase 3 melanoma trial," said Dr. Margaret Uprichard, Senior Vice President and Chief Development Officer of Point Therapeutics, Inc. "In addition to the single agent trial, we continue to conduct our Phase 2 trial in combination with cisplatin. Interim results from that trial have shown that of 42 evaluable patients to date, four have had a partial response of 30% or greater reduction in tumor size. More importantly, interim results also indicate that median progression-free survival in the intent to treat population is currently 2.8 months compared to the historically reported 1.4 to 1.6 months for dacarbazine, the only approved chemotherapy for metastatic melanoma. We will continue to evaluate the Phase 2 data from our melanoma program and determine our appropriate course of action by the end of the year," concluded Dr. Uprichard.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in a Phase 3 trial in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508